SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 8, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its October and year-to-date preliminary traffic statistics.

The Company flew 10.7 billion revenue passenger miles (RPMs) in October 2017, an increase of 1.9 percent from the 10.5 billion RPMs flown in October 2016. Available seat miles (ASMs) increased 1.7 percent to 12.4 billion in October 2017, compared with October 2016 ASMs of 12.2 billion. The October 2017 load factor was 85.8 percent, compared with 85.7 percent in October 2016. Based on these results and current trends, the Company continues to expect its fourth quarter 2017 operating revenue per ASM (RASM) to increase in the range of up slightly to 1.5 percent, as compared with fourth quarter 2016.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company's financial outlook and projected results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company's control, on the Company's business; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company’s dependence on third parties; (vi) the impact of labor matters on the Company's business; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

OCTOBER
	2017	2016	Change
Revenue passengers carried	11,217,905	10,739,011	4.5%
Enplaned passengers	13,501,569	13,014,167	3.7%
Revenue passenger miles (000s)	10,679,120	10,477,910	1.9%
Available seat miles (000s)	12,441,062	12,227,258	1.7%
Load factor	85.8%	85.7%	0.1 pts.
Average length of haul	952	976	(2.5)%
Trips flown	112,049	109,115	2.7%

YEAR-TO-DATE
	2017	2016	Change
Revenue passengers carried	107,779,094	103,452,009	4.2%
Enplaned passengers	130,749,903	125,974,586	3.8%
Revenue passenger miles (000s)	107,530,702	103,909,720	3.5%
Available seat miles (000s)	128,365,320	123,602,199	3.9%
Load factor	83.8%	84.1%	(0.3) pts.
Average length of haul	998	1,004	(0.6)%
Trips flown	1,122,752	1,090,524	3.0%

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